UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2012

COMERICA INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-10706	38-1998421
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Comerica Bank Tower

1717 Main Street, MC 6404

Dallas, Texas  75201

(Address of principal executive offices)   (zip code)

(214) 462-6831

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

In July 2011, Comerica Incorporated (“Comerica”) announced that Elizabeth S. Acton, Executive Vice President, Finance, planned to retire in April 2012.  Ms. Acton’s retirement date will be April 30, 2012.

In connection with Ms. Acton’s retirement, Comerica and Ms. Acton entered into a restrictive covenants and general release agreement (the “Agreement”) dated April 20, 2012.  The Agreement specifies that Ms. Acton’s employment will terminate April 30, 2012 (the “Separation Date”) and that she will return all property of Comerica and its subsidiaries and affiliates on or prior to the Separation Date.  Under the terms of the Agreement, Ms. Acton provides a general release of claims in favor of Comerica and its affiliates and agrees to be bound by certain restrictive covenants (including two year non-competition and non-solicitation restrictions that will prohibit her from engaging in any business in competition with the businesses conducted by Comerica in Michigan, California, Texas, Arizona or Florida and from soliciting the customers and employees of Comerica) without the consent of Comerica.  The Agreement also includes general non-disparagement and cooperation provisions and provides that Ms. Acton will not use, commercialize or disclose Comerica’s confidential information to any person or entity, except to such individuals as approved by Comerica in writing prior to any such disclosure or as otherwise required by law.

Subject to the execution and non-revocation of the Agreement, the Governance, Compensation and Nominating Committee of the Board of Directors approved the accelerated vesting of Ms. Acton’s restricted Comerica stock as of her Separation Date.

Pursuant to the Agreement, prior to the Separation Date, so long as Ms. Acton continues to be employed by Comerica, she will generally continue to be paid and be eligible to participate in the health, welfare benefit and retirement plans of Comerica on the same basis as applied to her immediately prior to delivery of the Agreement.  Following the Separation Date, she will be eligible to elect continuation coverage under Comerica’s healthcare benefit plans in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended and the terms of the applicable plan. Comerica shall reimburse Ms. Acton for reasonable and documented business expenses incurred by Ms. Acton on or before the Separation Date, in accordance with the terms of Comerica’s policy.  As well, Comerica will compensate Ms. Acton for any accrued but unused paid time off days as of the Separation Date, in accordance with the terms of Comerica’s policy. Ms. Acton will receive deferred compensation distributions from her deferred compensation plan accounts, if any, in accordance with her prior elections and the terms of the relevant plans.  Ms. Acton will be eligible to receive a share of any applicable incentive payment provided pursuant to the Comerica 2011 Management Incentive Plan (“MIP”) which is payable in the year 2013 with respect to the one-year and three-year performance periods ending December 31, 2012, in accordance with the terms of the MIP. The amount of the payment, if any, will be prorated and/or adjusted to exclude any incentive amount attributable to any period during which Comerica was a participant in the United States Department of the Treasury’s Troubled Asset Relief

Program (“TARP”), to the extent required by the rules and regulations applicable to TARP recipients, with such proration and/or adjustment to be applied in a manner consistent with the methodology applicable to other TARP covered participants in the MIP for the same performance periods.  To the extent provided in its bylaws, Comerica will defend, indemnify and hold Ms. Acton harmless from and against all liability for actions taken by her within the scope of her responsibilities, so long as her conduct in any such matter was consistent with the relevant standards contained in the bylaws.

This summary of the Agreement is qualified in its entirety by the terms of the Agreement, a copy of which is being filed herewith as Exhibit 10.1.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

The information concerning the departure of Ms. Acton set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 5.02.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1	Restrictive Covenants and General Release Agreement by and between Elizabeth S. Acton and Comerica Incorporated dated April 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMERICA INCORPORATED

	By:	/s/ Jon W. Bilstrom
	Name:	Jon W. Bilstrom
	Title:	Executive Vice President-Governance,
Regulatory Relations and Legal Affairs,
and Secretary

Date: April 25, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.1	Restrictive Covenants and General Release Agreement by and between Elizabeth S. Acton and Comerica Incorporated dated April 20, 2012.